Exhibit 10.1

DATED THIS 22ND DAY OF AUGUST 2007

BETWEEN

TAN KEE CHEN

(as the Vendor)

AND

ENZER CORPORATION LIMITED

(as the Purchaser)

_______________________________________________

SALE AND PURCHASE AGREEMENT
relating to the purchase of shares representing
100 per cent. of the issued share capital of
Luckybull Limited
 _______________________________________________

(Incorporated with limited liability)
(Reg No: 200010215M)
9 Raffles Place #32-00
Republic Plaza Singapore 048619
Main: (65) 6389-3000
Fax: (65) 6389-3099
Website: www.stamfordlaw.com.sg

TABLE OF CONTENTS

CLAUSE	HEADING	PAGE
1.	Interpretation	2
2.	Sale and Purchase of Sale Shares	6
3.	Consideration	6
4.	Conditions Precedent	7
5.	Completion	8
6.	Vendor’s Undertakings	10
7.	Purchaser’s Undertakings	11
8.	Warranties by the Vendor	11
8A.	Profit Warranty for FY2007 and FY2008	13
8B.	Contractual Arrangements	14
9.	Warranties by the Purchaser	15
10.	Indemnification	15
11.	Confidentiality	16
12.	Restriction on Announcements	16
13.	Costs and Stamp Duty	17
14.	General	17
15.	Notices	18
16.	Remedies and Waivers	19
17.	Time of Essence	19
18.	Third Party Rights	19
19.	Counterparts	19
20.	Governing Law and Jurisdiction	19
21.	Language	19
Schedule 1	Warranties as to the Target Companies	20
APPENDIX I		37
APPENDIX II		40

THIS AGREEMENT (this “Agreement”) is made on the 22nd day of August 2007

BETWEEN:

(1)	TAN KEE CHEN (Passport No. A13990595, Singapore NRIC No. S7873081A), of Block 234 #12-438, Yishun Street 21,Singapore 760234 (the “Vendor”); and

(2)
ENZER CORPORATION LIMITED (Company Registration No. 199206945E), a public listed company incorporated under the laws of the Republic of Singapore and having its registered office at Block 4012 Ang Mo Kio Ave 10, #06-08, TECHPlace I, Singapore 569628 (the “Purchaser”);

(collectively the “Parties”, and each a “Party”).

WHEREAS:

(A)
Luckybull Limited (the “Company”) is an investment holding company incorporated in the British Virgin Islands on 27th April 2006 (Company registration number 668223). As at the date hereof, the Company has an issued and paid-up capital of US$50,000.

(B)
As at the date hereof, the Company owns the entire registered capital of Molong Information Technology (Shanghai) Co., Ltd. (摩龙（上海）信息科技有限公司) (“Molong”), a wholly-owned foreign enterprise established in accordance with the laws of the People’s Republic of China (the “PRC”) on 7 June 2006. As at the date hereof, Molong has a registered capital of US$150,000.

(C)
Pursuant to a service and technology contract (the “Contract”) with Shanghai Mopie Information Technology Co., Ltd. (上海摩派信息科技有限公司) (“Mopie”), Molong effectively manages and controls Mopie, a limited liability company established in accordance with the laws of the PRC on 18 June 2003 in the PRC. Mopie is primarily engaged in the business of developing and distributing mobile phone products such as wireless contents and applications. As at the date hereof, Mopie has a registered capital of RMB 10,000,000.

(D)	As at the date hereof, the Vendor is the sole shareholder of the Company.

(E)
The Purchaser is a public listed company incorporated in Singapore and is primarily engaged in the distribution and marketing of electronic components and (ii) home entertainment, information and communication products.

(F)
The Vendor proposes to sell, and the Purchaser wishes to purchase, the entire paid-up share capital of the Company (the “Sale Shares”), on the terms and subject to the conditions contained in this Agreement (the “Acquisition”).

IT IS AGREED AS FOLLOWS:

1.	Interpretation

1.1	In this Agreement and the Schedules, unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Accounts” means the audited consolidated financial statements (comprising a balance sheet, profit and loss statement, notes to accounts and auditors’ certificate) prepared with respect to the Target Companies in accordance with the accounting principles, standards and practices generally accepted in the PRC for the financial year ended on the Accounts Date;

“Accounts Date” means, in relation to the Target Companies (where applicable), 31 December 2006;

“Acquisition” means the proposed acquisition by the Purchaser of the entire issued and paid-up share capital of the Company and Molong from the Vendor, which include, inter alia, the rights of obligations of Molong and Mopie pursuant to the Contract;

“Agreement” means this Agreement (including the Schedules and Appendices);

“Assets” means the the assets of the Target Companies collectively;

“Business Day” means any day on which commercial banks are open for business in Singapore and the PRC other than Saturdays, Sundays and days which have been gazetted as public holidays in Singapore and the PRC;

“Cash Consideration” means the sum of S$20,000,000 payable by the Vendor to the Purchaser in cash in accordance with Clause 3.2 of this Agreement;

“Company” means Luckybull Limited, a limited liability company established in accordance with the laws of the British Virgin Islands;

“Companies Act” means the Companies Act, Chapter 50 of Singapore;

“Completion” means completion of the sale and purchase of the Sale Shares as specified in Clause 5;

“Completion Date” means the date on which Completion takes place pursuant to Clause 5;

“Confidential Information” means this Agreement and all written information disclosed by or on behalf of the Vendor or the Company, including without limitation, financial, technical and business information, data, know-how, market reports and related documentation provided that each such information either contains or bears thereon (in either case in a prominent position), or is accompanied by, a written statement that the same is confidential or proprietary;

“Consideration” means the consideration for the Sale Shares as specified in Clause 3;

“Consideration Shares” means such number of Purchaser Shares to be allotted and issued to the Vendor or his nominee, as the Vendor may direct, as shall amount to an aggregate of S$10,000,000 credited as fully paid at an issue price per Purchaser Share of S$1.00 or the weighted average price of the Purchaser Shares traded on the SGX-ST for the 15 market days preceding the Completion Date, whichever is higher, as part Consideration;

“Contract” means the service and technology contract dated 1 July 2007 entered into between Molong and Mopie in respect of which Molong will act as the exclusive provider of certain technical and management consulting services to Mopie and Mopie shall pay Molong the service fee decided by the two companies through negotiation based on a certain percentage of Molong’s yearly revenue. Pursuant to such contract, Molong effectively manages and controls Mopie;

 “Damages” means any and all losses, claims, causes of action, damages, and liabilities of any kind or nature whatsoever, including but not limited to, shortages, obligations, liabilities, payments, judgements, suits, litigation, proceedings, equitable relief granted, consents, agreed orders, settlements, awards, demands, offsets, defences, counterclaims, actions or proceedings, assessments, deficiencies, fines, penalties, assessments, costs, fees, disbursements, including without limitation, fees, disbursements and expenses of attorneys (including fees, disbursements and expenses of attorneys incurred in connection with the cost of defence of any claims or causes of action on a solicitor-client basis), accountants and other professional advisors and of expert witnesses and costs of investigation and preparation and costs of court of any kind or nature whatsoever, interest and penalties. Damages shall not include diminution in value, indirect, consequential, special or punitive damages, loss of profits or loss of reputational goodwill;

“Disclosure Letter” means the disclosure letter of the date hereof, in, or substantially in, the form set out in the Appendix, disclosing information constituting exceptions to the Warranties, to be executed by the Vendor and delivered to the Purchaser (a) on the date of this Agreement, and (b) no later than five (5) Business Days prior to Completion Date;

“Escrow Account” means the escrow account to be set up in accordance with Clause 8A.1 of this Agreement;

“Escrow Sum” means the sum of S$5,000,000 taken out of the Consideration and placed into the Escrow Account;

“Encumbrance” means, under any applicable laws, any form of legal, equitable or security interests, including but not limited to any mortgage, charge (whether fixed or floating), pledge, lien (including, without limitation any unpaid vendor's lien or similar lien), assignment  of rights and receivables, debenture, right of first refusal, option, hypothecation, title retention or conditional sale agreement, lease, hire or hire purchase agreement, restriction as to transfer, use or possession, easement, subordination to any right of any other person, and any other encumbrance or security interest;

“FY” means financial year ended 31 December;

“GAAP” means Generally Accepted Accounting Practice;

“IAS” means International Accounting Standards;

“Long-Stop Date” has the meaning ascribed to it in Clause 4.3;

“Management Accounts” means the unaudited management accounts of the Target Companies for the financial period ended 30 June 2007;

“Molong” means Molong Technology Limited (摩龙科技有限公司);

“Molong Shares” means the entire registered capital of Molong;

“Mopie” means Mopie Technology Limited (摩派科技有限公司);

“NPAT” means net profit after tax;

“PRC” or “China” means the People’s Republic of China, excluding Hong Kong and the special administrative regions of Macau and Taiwan for the purposes of this Agreement;

“Properties” means the properties occupied by the Target Companies from time to time;

“Purchaser’s Due Diligence Exercise” means the legal and commercial due diligence conducted by the Purchaser in respect of the accounts, assets, personnel and businesses of the Target Companies;

“Purchaser Shares” means ordinary shares in the share capital of the Purchaser and “Purchaser Share” shall mean any one of them;

“Purchaser’s Solicitors” means Stamford Law Corporation (Company Registration No. 200010215M), of 9 Raffles Place, #32-00 Republic Plaza, Singapore 048619;

“RMB” means the lawful currency of the PRC;

“Sale Shares” means such number of ordinary shares of the Company representing 100 per cent. (100%) of the issued share capital of the Company as at the Completion Date;

“SGX-ST” means the Singapore Exchange Securities Trading Limited;

“Shares” means ordinary shares in the capital of the Company;

“Singapore Dollar” or “S$” means the lawful currency of the Republic of Singapore;

“Target Companies” means the Company, Molong and Mopie collectively, and each a “Target Company”;

“Taxation” means all forms of taxation and statutory, governmental, supra governmental, state, provincial, local government or municipal impositions, duties, contributions and levies (including withholdings and deductions), whether in Singapore, the PRC or elsewhere in the world, whenever imposed and however arising and all penalties, fines, charges, costs and interest, together with the cost of removing any charge or other encumbrance relating thereto;

“Tax Authority” means any taxing or other authority, body or official competent to administer, impose or collect any Taxation in Singapore, the PRC or elsewhere;

“Transaction” means any transaction, deed, act, event, omission, payment or receipt of whatever nature and whether actual or deemed; and

“Warranties” means the representations, warranties and undertakings of the Vendor set out in Clauses 6 and 8, and Schedule 1.

Reference to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted or as their application is modified by other provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification).

1.2
References herein to Clauses, Schedules and Appendices are to clauses in and schedules and appendices to this Agreement.  The Schedules and Appendices form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

1.3	References herein to “subsidiaries” shall mean subsidiaries as defined in the Companies Act.

1.4	The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.5
Words importing the singular shall include the plural and vice versa, words importing a specific gender shall include the other genders (male, female or neuter); and “person” shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any governmental, administrative or regulatory authority or agency (notwithstanding that "person" may be sometimes used in this Agreement in conjunction with some of such words), and their respective successors, legal personal representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning.

1.6
Any information, fact or matter which is capable of influencing the decision of a purchaser of shares or which is necessary for a purchaser to know to enable it to come to a considered judgment is to be regarded as material and unless otherwise provided the materiality of any inaccuracy, discrepancy, commission or omission, alteration and liability in respect of any relevant subject matter will be construed accordingly.

2.	Sale and Purchase of Sale Shares

Subject to the terms and conditions of this Agreement, the Vendor shall, on Completion, sell as legal and beneficial owner and transfer to the Purchaser, and the Purchaser shall purchase from the Vendor, all of the rights, title and interest in and to the Sale Shares, free and clear of all Encumbrances, together with all rights, dividends, entitlements and benefits now and hereafter attaching thereto.

3.	Consideration

3.1	Subject to Clause 8A below, the Consideration for the sale and purchase of the Sale Shares shall be the sum of Singapore Dollars Thirty Million Only (S$30,000,000).

3.2	The Consideration for the Sale Shares shall be satisfied as follows:

3.2.1
the sum of S$20,000,000 in cash, of which S$3,000,000 (the “Deposit”) shall be payable as at the date hereof and the remaining S$17,000,000 to be payable as at Completion (the “Cash Consideration”). For the avoidance of doubt, the Deposit shall be refunded to the Purchaser if Completion does not occur; and

3.2.2
the remaining Consideration, amounting to S$10,000,000, to be satisfied on Completion by the allotment and issue by the Purchaser of the Consideration Shares to the Vendor or his nominee(s), all of such Consideration Shares shall rank pari passu with the issued Shares of the Purchaser.

4.	Conditions Precedent

4.1	Completion of the Acquisition is conditional upon the following occurring on or before the Completion Date:

4.1.1
completion of the Purchaser’s Due Diligence Exercise on the Target Companies to the satisfaction of the Purchaser, which it shall determine in its absolute discretion, and there being no fact or circumstance discovered by the Purchaser pursuant to the Purchaser’s Due Diligence Exercise which would, in the sole opinion of the Purchaser, be of material significance in the context of the transactions contemplated under this Agreement;

4.1.2	the Company being the sole, proper and valid shareholder of Molong;

4.1.3
the terms and conditions of the Contract being satisfactory to the Purchaser, which it shall determine in its absolute discretion, and the Contract being properly and validly entered into by, and constituting valid and binding obligations on, Molong and Mopie, and pursuant to which, inter alia, Molong effectively manages and controls Mopie;

4.1.4	the form and contents of the Disclosure Letter being satisfactory to the Purchaser, which it shall determine in its absolute discretion;

4.1.5	the approval of the shareholders of the Company being obtained for this Agreement, the sale and purchase of Sale Shares and all transactions contemplated under this Agreement;

4.1.6	the approval of the board of directors of the Purchaser and the Company, if necessary, for this Agreement and the transactions contemplated under this Agreement;

4.1.7
the receipt of in-principle approval from the SGX-ST for the listing and quotation of the Consideration Shares to be allotted and issued pursuant to this Agreement and if such approval is obtained subject to any conditions and where such conditions affect any Party, such conditions being acceptable to the Party concerned (acting reasonably) and, if such conditions are required to be fulfilled before Completion, the fulfilment of such conditions before Completion;

4.1.8	the establishment of the Escrow Account as described under Clause 8A.1;

4.1.9	the approval of the shareholders of the Purchaser, if necessary, being obtained at an extraordinary general meeting of such shareholders:

(a)	for this Agreement and the transactions contemplated under this Agreement; and

(b)	for the allotment and issuance of the Consideration Shares;

(c)	being granted for the Acquisition and the transactions contemplated under this Agreement;

(d)
not being withdrawn or revoked by third parties (including without limitation, any governmental bodies, tax authorities and other relevant authorities having jurisdiction over the transactions contemplated under this Agreement);

(e)	if such consents are obtained subject to any conditions and where such conditions affect any of the parties, such conditions being acceptable to the party concerned; and

(f)	if such conditions are required to be fulfilled before Completion, such conditions being fulfilled before Completion.

4.1.11	each of the Warranties remaining true and not misleading in any respect at Completion, as if repeated at Completion and at all times between the date of this Agreement and Completion;

4.2
Save for the conditions in Clause 4.1 which the Purchaser has the obligation to fulfil, the Purchaser may waive all or any of such relevant conditions in Clause 4.1 at any time by notice in writing to the Vendor. Save for the conditions in Clause 4.1 which the Vendor has the obligation to fulfil, the Vendor may waive all or any of such relevant conditions under Clause 4.1 at any time by notice in writing to the Purchaser.

4.3
In the event that the conditions set out in Clause 4.1 shall not have been fulfilled within six (6) months from the date of this Agreement (the “Long-Stop Date”) (or waived by the relevant Parties in accordance with Clause 4.2 or extended by mutual agreement between the Parties), then the provisions of this Agreement shall (other than this Clause 4.3, Clause 8 (Warranties), Clause 11 (Confidentiality), Clause 12 (Restriction on Announcements), Clause 13 (Costs and Stamp Duty), Clause 15 (Notices), Clause 20 (Governing Law and Jurisdiction) and Clause 21 (Language)) from such date ipso facto cease and determine and none of the Parties shall have any claim against the other for costs, damages, compensation or otherwise save in respect of any antecedent breach of, or unless provided for in, this Agreement.

5.	Completion

5.1
Completion shall take place not later than fourteen (14) days after all the conditions set out in Clause 4.1 are fulfilled (or if not fulfilled, are waived by the relevant Parties), whichever is later, at the offices of the Purchaser’s Solicitors (or at such other place as the Parties may agree in writing) where all (and not some only) of the events described in Clauses 5.2 and 5.3 shall occur.

5.2	At Completion, the Vendor shall deliver to the Purchaser:

	5.2.1	certified true copies of the resolutions passed by the board of directors of the Company:

(a)	approving the transfer of the Sale Shares to the Purchaser;

(b)	authorising the issue of new share certificates in respect of the Sale Shares in favour of the Purchaser;

(c)	approving the entry of the name of the Purchaser as holder(s) of the Sale Shares in the register of members of the Company; and

(d)
approving any action which in the view of the Purchaser is necessary to rectify or remedy any irregularity discovered during the Purchaser’s Due Diligence Exercise conducted by the Purchaser, in such forms as the Purchaser may require;

5.2.2
if required, certified true copies of the resolutions passed by the shareholders of the Company approving this Agreement, the sale and purchase of Sale Shares and all transactions contemplated under this Agreement;

5.2.3	duly executed share transfer forms in respect of the Sale Shares in favour of the Purchaser, together with the relevant share certificate(s);

5.2.4	such documentary evidence as shall be necessary to satisfy the Purchaser that the Company is the owner of the Molong Shares;

5.2.5	original copy of the Contract;

5.2.6	duly executed copy of the Disclosure Letter, the form and contents of which are satisfactory to the Purchaser, which it shall determine in its absolute discretion;

5.2.7
all the statutory and other books (duly written up to date) of the Target Companies, the certificate of incorporation (or equivalent documentation), the common seal and any other papers and documents of the Target Companies in the Vendor’s possession;

5.2.8
where necessary, all documentation, in form and substance satisfactory to the Purchaser as the Purchaser may determine in its absolute discretion, evidencing that the Vendor has fulfilled its obligations under Clauses 4.1.7, 4.1.8 and 4.1.9; and

5.2.9
such other documents, in form and substance satisfactory to the Purchaser, as the Purchaser may require, to complete the sale and purchase of the Sale Shares and to complete the transactions contemplated herein.

5.3
Against compliance by the Vendor of Clause 5.2, the Purchaser shall pay, by way of telegraphic transfer to the bank account of the Vendor (as notified by the Vendor to the Purchaser) or a cashier’s order or banker’s draft issued by a bank licensed in Singapore and made out in favour of the Vendor, the remaining portion of the Cash Consideration, and allot and issue the Consideration Shares to the Vendor or his nominee.

5.4	Notwithstanding Clause 5.1, if in any respect any of the provisions of Clause 5 is not complied with by the Vendor on the Completion Date, the Purchaser may at its sole discretion:-

	5.4.1	defer Completion to a date not later than thirty (30) days after the Completion Date and the provision of this Clause 5 shall apply to Completion as so deferred; or

5.4.2
proceed with Completion so far as practicable (without prejudice to its rights to claim Damages for the Vendor’s failure to comply with any of the conditions in this Clause 5 or any of its rights under this Agreement); or

	5.4.3	rescind this Agreement without prejudice to any other remedy that it may have.

6.	Vendor’s Undertakings

6.1	The Vendor undertakes that from the date of this Agreement and up to Completion, it shall (except where otherwise agreed in writing by the Purchaser):

	6.1.1	ensure that there shall not be any amendment to the memorandum of association or the articles of association of the Target Companies;

6.1.2
cause the business of the Target Companies to be conducted only in the ordinary and usual course or in accordance to their business plans and shall not make (or agree to make) any payment other than routine payments in the ordinary and usual course of trading;

	6.1.3	ensure that the Target Companies shall not grant or create any interest in, or concerning its share capital or assets in favour of any person or entity, other than in the ordinary course of business;

6.1.4
procure that the Target Companies shall promptly give to the Purchaser, its agents, representatives and professional advisers at their request, whatever facilities and information relating to the relevant Target Company and its assets, liabilities, contracts and affairs, and documents of title and other evidence of ownership of its assets, that the Purchaser may require in connection with the Purchaser’s Due Diligence Exercise;

6.1.5
not do, allow or procure any act or omission which would or would likely result in the passing of a resolution for the winding up of the Target Companies or over any part of the assets or business of the Target Companies;

6.1.6
not do, allow or procure any act or omission which would or would likely result in the sale, transfer or disposal of any part of the Target Companies’ undertaking, assets or property or purchase, sale, transfer, disposal, lease or licence of any real property or any interest therein, other than in the ordinary course of business;

	6.1.7	not do, allow or procure any act or omission which would or would likely constitute a breach of any of the Warranties;

6.1.8
not do, allow or procure any act or omission which would or would likely result in the Target Companies incurring any capital expenditure or commitments of a material nature which is not in the ordinary course of their respective business;

6.1.9
not issue, allot or transfer or grant to any person the right (whether conditional or otherwise) to call for the issue, allotment or transfer of any shares or debentures of the Target Companies (including any options or right of pre-emption or conversion) and that the Target Companies will not enter into any agreement or arrangement for the foregoing;

	6.1.10	ensure that the net tangible assets of Mopie at Completion shall not be less than RMB 6,500,000;

	6.1.11	ensure that Mopie has sufficient working capital at all times;

6.1.12
at all reasonable times, allow the Purchaser and any person authorised by them full access to all the premises, books, documents, correspondence and records of the Target Companies and to procure that the directors and employees of the Target Companies shall be instructed to give as soon as possible all such information and explanations as the Purchaser or any such authorised person may request;

6.1.13	not take or omit to take any act or step which may adversely affect the business, condition (financial or otherwise) or the prospect of the Target Companies;

6.1.14
provide and further agrees to procure the provision of all information and documents as may be requested by the Purchaser and/or its professional advisers for the purpose of, inter alia, preparing a circular relating to the Acquisition to be forwarded to the shareholders of the Purchaser;

6.1.15	take all necessary steps to convene a meeting of the board of directors of the Company to approve the registration of the transfer of the Sale Shares in favour of the Purchaser; and

6.1.16	to do whatever is necessary and required to give effect to the completion of the Acquisition.

6.2	Pending Completion, the Vendor shall consult fully with the Purchaser in relation to any matters which may have a material effect upon the Target Companies.

6.3
In the event that any obligation should be held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever but would have been held valid if part of the wording thereof is reduced or the range of activities or the duration of such obligation of area dealt with thereby is reduced in scope, such obligations shall apply with such modifications as may be necessary to make them valid and effective.

6.4
Each and every obligation under this Clause shall be treated as a separate and distinctive obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable shall be deleted from this Clause and any such deletion shall not affect the enforceability of all such parts of this Clause as remain not so deleted.

7.	Purchaser’s Undertakings

7.1
The Purchaser undertakes to the Vendor that from the date of this Agreement and until Completion it shall (except where otherwise agreed in writing by the Vendor) not (whether in the ordinary course of business or otherwise) acquire, or agree to acquire, any asset which may have a material effect upon the nature or scope of its business.

7.2	Pending Completion, the Purchaser shall consult fully with the Vendor in relation to any matters which may have a material effect upon the Purchaser.

8.	Warranties by the Vendor

8.1
The Vendor hereby represents, warrants and undertakes to the Purchaser with respect to itself (with the intent that the provisions of this Clause shall continue to have full force and effect notwithstanding Completion) that:

8.1.1
it has the capacity to enter into and perform this Agreement and the transactions contemplated hereunder, and this Agreement constitutes legally binding, valid and enforceable obligations on the Vendor in accordance with its terms;

8.1.2
that all actions, conditions and things required to be taken, fulfilled or done (including the obtaining of any necessary consents if required) in order (i) to enable the Vendor to lawfully enter into, exercise its rights and perform the transactions contemplated under this Agreement, and (ii) to ensure that those obligations that are valid, legally binding and enforceable have been taken, fulfilled or done;

8.1.3
that up to and on Completion Date, no order has been made or petition presented for the insolvency of the Vendor, whether in the PRC or elsewhere and no legal or other process has been levied or applied for in respect of the whole or any part of any of the Assets;

8.1.4
that up to and on Completion Date, no composition in satisfaction of the debts of the Vendor, or scheme of arrangement of its affairs, or compromise or arrangement between the Vendor and its creditors and/or members of any class of its creditors and/or members, has been proposed, sanctioned or approved which has the effect of breaching any of the terms of this Agreement or would prevent the Vendor from fulfilling its obligations under this Agreement;

8.1.5
the Vendor is the legal and beneficial owners of the Sale Shares and are, in any event, entitled to sell and transfer the Sale Shares to the Purchaser, free from all and any Encumbrances together with all rights and benefits attaching thereto;

8.1.6	the execution and delivery of, and the performance by the Vendor of its obligations under this Agreement will not:

(a)	result in a breach of any agreement or arrangement to which the Vendor is a party or by which the Vendor is bound; and/or

(b)
result in a breach of any order, judgement or decree of or undertaking to any court, government body, statutory authority or regulatory body (including, without limitation, any relevant government or other authorities in the PRC, any relevant stock exchange or securities council) to which the Vendor is a party or by which it is bound.

8.2	The Vendor further warrants and undertakes to and with the Purchaser that:

8.2.1
the Warranties are true and accurate in all respects and not misleading at the date of this Agreement and will continue to be true and accurate in all respects and not misleading down to and including Completion;

	8.2.2	in relation to any Warranties which refer to the knowledge, information or belief of the Vendor, that the Vendor has made reasonable enquiry into the subject matter of that Warranty;

	8.2.3	each of the statements set out in Schedule 1 is true and accurate in all respects;

8.3
The Warranties given hereunder or pursuant hereto shall not in any respect be extinguished or affected by Completion and the benefits thereof may be assigned in whole or in part by the Purchaser to any third party at its sole discretion without the Vendor’s consent.

8.4	The Purchaser confirms, and the Vendor acknowledges that, the Purchaser has entered into this Agreement in reliance upon and on the basis of each of the Warranties.

8.5	The Warranties shall be separate and independent and save as expressly provided shall not be limited by reference to any other Clause or anything in this Agreement, the Schedules or the Appendices.

8.6
The Vendor shall not do, allow or procure any act or omission before Completion which would constitute a breach of any of the Warranties if they were given at Completion or which would make any of the Warranties unfulfilled, untrue, inaccurate or misleading in any respect if they were so given.

8.7
If prior to Completion, any Party shall become aware of any event which results or may result in any of the warranties being unfulfilled, untrue, incorrect or misleading on Completion, the Party not in default (the “Non-Defaulting Party”) shall immediately notify the Party in Default (the “Defaulting Party”) in writing thereof prior to Completion and the Defaulting Party shall make any investigation concerning the event which the Non-Defaulting Party, without prejudice to any of the Non-Defaulting Party rights under this Agreement, may reasonably require. If an investigation is required, the Defaulting Party shall conduct and complete the investigation within fourteen (14) days from the receipt of written notice from the Non-Defaulting Party.

8.8
In any event, if it becoming apparent on or before Completion that the Vendor is or may be in material breach of any of the Warranties or any other term of this Agreement, the Purchaser shall be entitled, in its sole discretion, rescind this Agreement by notice in writing to the Vendor.

8A.	Profit Warranty for FY2007 and FY2008

8A.1	Subject to Clause 8A.4 below, the Vendor hereby undertakes to the Purchaser that the consolidated NPAT of the Company (based on its Accounts) shall be as follows:

8A.1.1 not less than S$2,000,000 (the “FY2007 Guaranteed Profit”) for FY2007; and

8A.1.2 not less than S$5,000,000 (the “FY2008 Guaranteed Profit”) for FY2008.

For the purposes of the profit warranty provided by the Vendor pursuant to this Clause 8A, the Parties acknowledge and agree that a sum of S$5,000,000 (the “Escrow Sum”) out of the Cash Consideration shall be placed in a bank account with Stamford Law Corporation (the “Escrow Account”) under an escrow arrangement (the terms of which will be mutually agreed between the relevant parties) until ten (10) Business Days from the date of issue of the FY2008 Accounts of the Target Companies.

8A.2
In the event that the NPAT for FY2007 and/or FY2008 (each a “Profit Warranty Period”) is less than the FY2007 Guaranteed Profit or the FY2008 Guaranteed Profit as the case may be, the Vendor shall upon written demand by the Purchaser compensate the Purchaser as follows:

(a)
the amount (the “Compensation Amount”) equal to the Shortfall Amount (being the difference between the FY2007 Guaranteed Profit and the NPAT for FY2007 and the difference between the FY2008 Guaranteed Profit and the NPAT for FY2008) from the Escrow Sum in the Escrow Account, and paying the Compensation Amount to any of the Company as directed by the Purchaser; and

(b)
in addition to payment of the Compensation Amount as described in Clause 8A.2(a) above, the number of Consideration Shares  allotted and issued to the Vendor shall be reduced by way of a selective capital reduction or share buy-back or such other method as may be determined by the Purchaser in its absolute discretion using the formula set out below:

R	=	Shortfall Amount
S$1.00

Where:

R is the number of Consideration Shares to be reduced, rounded down to the nearest whole share.

8A.3
In respect of payment of the Compensation Amount in cash, the Vendor shall make such payment by way of telegraphic transfer to the bank account of the Purchaser (as notified by the Purchaser to the Vendor) or a cashier’s order or banker’s draft issued by a bank licensed in Singapore and made out in favour of the Purchaser, or such other method of payment as the Purchaser may indicate to the Vendor, in all cases within five (5) Business Days of the date of issue of the relevant accounts for FY2007 or FY2008 as the case may be.

8A.4
In connection with Clause 8A.1 above, the Purchaser agrees and undertakes that upon the occurrence of an event of force majeure (hereinafter defined) during the Profit Warranty Period, such event to be notified in writing to the Purchaser by the Vendor within five (5) Business Days from such occurrence. In this event, the Profit Warranty Period affected by the occurrence of an event of force majeure shall be deferred to a period of evaluation to be reasonably determined by the Purchaser and in consultation with the Vendor.

For the purposes of this Clause 8A.4, “events of force majeure” shall be limited to natural disasters, outbreak of epidemics, riot or war, developing, occurring, existing or coming into effect and which have an adverse impact on the businesses and/or financial performance of the Target Companies.

8B	Contractual Arrangements between Molong and Mopie

8B.1	The Vendor represents, warrants and undertakes to the Purchaser that the following contractual arrangements are, as at the date of this Agreement proper, valid and binding:

8B.1.1	an Exclusive Technical Grant and Service Agreement （独家技术许可和服务协议） entered into between Mopie and the Company;

8B.1.2	an Exclusive Equity Transfer Option Agreement （独家转股期权协议）entered into between Ms. Shi Yongmei (史永梅), Ms. Song Zhiling（宋志凌), Mopie and the Company;

8B.1.3	an Shareholder Voting Rights Proxy Agreement (股东表决权委托协议) entered into between Ms. Shi Yongmei, Ms. Song Zhiling, Mopie and the Company in relation to the voting rights of Molong in Mopie;

8B.1.4	an Equity Interests Mortgage Agreement （关于上海摩派信息科技有限公司之股权质押协议）entered into between Ms. Shi Yongmei, Ms. Song Zhiling, Mopie and the Company; and

8B.1.5	a Loan agreement (借款协议）entered into between Ms. Shi Yongmei, Ms. Song Zhiling and the Company,

(collectively the “Contractual Arrangements”). The Contractual Arrangements, which are annexed hereto in Appendix II, are dated 1 July 2007.

8B.2	In relation to the Contractual Arrangements, the Vendor undertakes to:

8B.2.1
ensure that the Contractual Arrangements remain proper, valid and binding on the relevant parties, with a view to maintaining the current collaboration, business model and relationship between Molong and Mopie post-Completion; and

8B.2.2
renew or re-enter into similar agreements with a view to maintaining the current collaboration, business model and relationship between Molong and Mopie in the event of the expiry or termination of any of the Contractual Arrangements for any reason whatsoever, on terms and subject to conditions acceptable to the Purchaser which it shall determine in its absolute discretion.

9.	Warranties by the Purchaser

9.1
The Purchaser hereby represents, warrants and undertakes to and with the Vendor (with the intent that the provisions of this Clause shall continue to have full force and effect notwithstanding Completion) that:

9.1.1	the Purchaser has full power and authority to enter into and perform this Agreement and this Agreement constitutes valid and binding obligations on the Purchaser;

9.1.2
neither the Purchaser nor it and its respective directors has committed and/or is in breach of any of the laws of any country in relation to the affairs of the Purchaser and having an adverse material effect on the affairs of the Purchaser;

9.1.3	the execution and delivery of, and the performance by the Purchaser of its obligations under this Agreement will not:

(a)	result in a breach of any provision of the memorandum or articles of association of the Purchaser or of any agreement or arrangement to which the Purchaser is a party or by which it is bound; and/or

(b)
result in a breach of any order, judgement or decree of or undertaking to any court, government body, statutory authority or regulatory body (including, without limitation, any relevant stock exchange or securities council) to which the Purchaser is a party or by which it is bound.

10.	Indemnification

10.1
Each of the Parties to this Agreement (the “Indemnifying Party”) hereby irrevocably undertakes to keep the other Party (the “Indemnified Party”) fully and effectively indemnified against any and all Damages (including but not limited to all legal costs or attorney’s fees on a full indemnity basis) that the Indemnified Party may reasonably incur or may reasonably suffer in connection with or arising from any material breach of any of the warranties, representation and/or undertakings in Clauses 6, 7, 8 and/or Clause 9, as the case may be, and/or material default by the Indemnifying Party of its obligations under this Agreement. Any liability to the Indemnified Party hereunder may in whole or in part be released, compounded or compromised or time or indulgence given by the Indemnified Party in its absolute discretion without in any way prejudicing or affecting its rights against the Indemnifying Party.  Any release or waiver or compromises shall be in writing and shall not be deemed to be a release, waiver or compromise of similar conditions in future. For the avoidance of doubt, this Clause 10 shall survive Completion.

10.2	The indemnity in Clause 10.1 shall include all costs and expenses payable in connection with any claim or liability referred to therein.

11.	Confidentiality

11.1
Each of the Parties agrees to keep strictly secret and confidential, and under no circumstances to disclose to any person which is not a party to the Agreement, any Confidential Information arising from or in connection with this Agreement unless disclosure of such information is expressly permitted by the prior written consent in writing of the other party (such consent not to be unreasonably withheld). The Vendor shall also procure the Target Companies to observe the terms of this Clause as if it were given by the Vendor.

11.2	Notwithstanding Clause 11.1, the confidentiality obligation shall not apply to:

11.2.1
any information obtained from any Party hereto which becomes generally known to the public, other than by reason of any wilful or negligent act or omission of any Party hereto or any of their agents, advisers or employees;

	11.2.2	any information obtained from any third party;

	11.2.3	any information which is required to be disclosed pursuant to any legal process issued by any court or tribunal whether in Singapore, the PRC or elsewhere;

11.2.4
any information disclosed by any of the parties to their respective bankers, financial advisers, consultants and legal or other advisers for the purpose of this Agreement and the transactions contemplated herein;

11.2.5
any information that may be required to be disclosed pursuant to any applicable requirement issued by any competent governmental or statutory authority or rules or regulations of any relevant regulatory body (including, without limitation, any relevant stock exchange or securities council), and

11.2.6
any information which is reasonably required to be disclosed to persons who are subject to duties of secrecy and confidence under the Banking Act, Chapter 19 of Singapore, the Finance Companies Act, Chapter 108 of Singapore or such other similar legislation as may be applicable to the Purchaser.

12.	Restriction on Announcements

Save as may be required to be disclosed pursuant to any applicable requirement issued by any competent governmental or statutory authority or rules or regulations of any relevant regulatory body (including, without limitation, any relevant stock exchange or securities council), each Party undertakes that prior to Completion it will not make any announcement in connection with this Agreement unless the other party shall have given its written consent to such announcement (which consent not to be unreasonably withheld).

13.	Costs and Stamp Duty

13.1
Subject to Clauses 8.9 and 13.2, each Party to this Agreement shall pay its own costs and expenses incurred in relation to or in connection with the negotiation, preparation and execution of this Agreement and the sale and purchase hereby agreed to be made, provided that if any Party shall lawfully exercise any right hereby conferred to rescind this Agreement before Completion the other Party shall indemnify the first-mentioned Party against expenses and costs (including legal, accounting and other costs and expenses) incurred in the preparation of this Agreement.

13.2	The Purchaser shall bear:-

	13.2.1	all stamp duties payable in connection with the transfer of the Sale Shares from the Vendor to the Purchaser;

13.2.2
all fees payable to the financial adviser, independent financial adviser (if necessary), its solicitors (in Singapore or otherwise) and such other professional advisers appointed by the Purchaser to effect the Acquisition;

14.	General

14.1
This Agreement shall be binding upon and inure for the benefit of the successors, personal representatives and estates of the Parties. Except as otherwise expressly provided in this Agreement, no rights and obligations in this Agreement shall be assigned to any other person by any party without the prior written consent of the other Party. Nothing herein contained shall prevent an assignment to a successor of any Party if such succession is created as a result of a merger or consolidation involving a transfer of ownership of all or substantially all of its assets by any party; provided that the successor to such Party in any such transaction shall assume in writing or as a matter of law the obligations of such Party hereunder with full continuing liability of such party and further provided that prior written notice of such transaction shall be given by such party to the other Party. No assignment shall relieve any Party of its obligations in this Agreement.

14.2
This Agreement (together with the Schedules and Appendices attached hereto), constitutes the full understanding of the parties and the complete and exclusive statement of the terms and conditions of the Agreement relating to the subject matter of this Agreement and supersedes any and all prior agreements, whether written or oral, that may exist between the Parties with respect thereto.

14.3
Any amendment of or supplement to this Agreement, including this provision and the Schedules and Appendices, must be in writing (or in any other form required by applicable law) and executed by both Parties to be effective.

14.4
The provisions of this Agreement including the Warranties, covenants and undertakings (insofar as the same shall not have been fully performed at Completion) shall remain in full force and effect notwithstanding Completion. Completion shall not prejudice any rights of any of the Parties which may have accrued hereunder prior to Completion.

14.5
The Vendor and the Purchaser shall do and execute or procure to be done and executed all such further acts, deeds, things and documents as the other party may reasonably require to fulfil the provisions of and to give to each Party the full benefit of this Agreement.

14.6
Except to the extent already performed, all the provisions of this Agreement shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Completion.

14.7
The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

14.8
If any provision in this Agreement is held to be illegal, invalid or unenforceable in whole or in part, this Agreement shall continue to be valid as to its other provisions and the remainder of the affected provision.

15.	Notices

Any notice required to be given by any party to the other shall be deemed validly served by hand delivery or by telefax or by prepaid registered letter sent through the post to its address given herein or such other address as may from time to time be notified for this purpose and any notice served by hand shall be deemed to have been served on delivery, any notice served by telefax shall be deemed to have been served when sent provided that such notice sent by telefax shall thereafter be sent by post by way of a confirmation copy and any notice served by prepaid registered letter shall be deemed to have been served seven (7) days after the time at which it was posted and in proving service it shall be sufficient to prove that the notice was properly addressed and delivered or posted, as the case may be.  The initial addresses and telefax numbers of the parties are:

The Vendor:	Tan Kee Chen
Block 234 #12-438
Yishun Street 21
Singapore 760234
	Telefax no:	65 65342996
	Attention:	Tan Kee Chen

The Purchaser:	Enzer Corporation Limited
Block 4012 Ang Mo Kio Ave 10,
#06-08, TECHPlace I,
Singapore 569628

	Telefax no:	(65) 6553 0218
	Attention:	Low Shiong Jin

16.	Remedies and Waivers

Save as expressly provided herein, any right of rescission conferred upon the Purchaser or the Vendor hereby shall be in addition to and without prejudice to all other rights and remedies available to it. No failure on the part of any party to this Agreement to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

17.	Time of Essence

Any time, date or period mentioned in any provision of this Agreement may be extended by mutual agreement between the parties hereto but as regards any time, date or period originally fixed and not extended or any time, date or period so extended as aforesaid time shall be of the essence.

18.	Third Party Rights

Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce or to enjoy the benefit of any term of this Agreement.

19.	Counterparts

This Agreement may be signed in any number of counterparts each of which shall together constitute the same agreement.  Any party may enter into this Agreement by signing any such counterpart. Each counterpart may be signed and executed by the parties and transmitted by facsimile transmission and shall be as valid and effectual as if executed as an original.

20.	Governing Law and Jurisdiction

20.1	This Agreement shall be governed by and construed in accordance with the laws of Singapore.

20.2
In relation to any legal action or proceedings arising out of or in connection with this Agreement, each of the Parties hereto hereby irrevocably submits to the non-exclusive jurisdiction of the courts of Singapore.  The submission to jurisdiction in this Clause 13 shall not affect the right of any Party to take proceedings in any other jurisdiction nor shall the taking of proceedings in any jurisdiction preclude any other Party from taking proceedings in any other jurisdiction.

21.	Language

This Agreement is prepared in English and is translated into Mandarin for the purposes of Parties’ understanding of the contents of this Agreement. In the event of any inconsistency between the English and Mandarin versions of this Agreement, the English version of this Agreement shall prevail.

Schedule 1 - Warranties as to the Target Companies

1.	Information

1.1
Save as disclosed in the Disclosure Letter, the Recitals are true and all information contained in any written document or communication (whether oral or written), including any information on the Target Companies, which has been given in writing by the Target Companies or their advisers, agents, representatives, officers or employees to the Purchaser or its advisers, agents, representatives, officers or employees in the course of the negotiations leading to this Agreement was when given true and accurate in all material respects and is not misleading whether because of any omission or ambiguity or for any other reason.

1.2	The Purchaser will promptly be notified in writing by the Vendor of any matters or thing of which it becomes aware which is a breach of or is inconsistent with any of the Warranties.

2.	Copies of Accounts, Memorandum and Articles, etc.

The copies of the Accounts and the constitutive documents of the Target Companies are true and complete copies and in the case of the constitutive documents have attached thereto copies of all such resolutions and agreements as are required by law to be delivered to and lodged with the competent authorities of the corporate seats or countries of incorporation of the Target Companies.

3.	Accounts

3.1
The Accounts of the Target Companies were properly prepared in a manner consistent with that adopted in the preparation of its management accounts for all periods ended during the 12 months prior to the Accounts Date.

3.2
Without limiting the generality of paragraph 3.1 above, with respect to the Target Companies, their Accounts either make full provision for or disclose all its liabilities (whether actual, contingent or disputed and including finance lease commitments), all outstanding capital commitments and all its bad or doubtful debts in accordance with the accounting principles, standards and practices generally accepted in its corporate seat or country of incorporation as at the Accounts Date.

3.3	Having regard to the purpose for which such Accounts were prepared, they are not misleading in any material respect.

4.	Changes since Accounts Date

Save as set out in the Disclosure Letter, since the Accounts Date as regards the Target Companies:

4.1	their businesses have been lawfully carried on in the ordinary course and so as to maintain the same as going concerns;

4.2	they have not disposed of any assets or assumed or incurred any material liabilities (including contingent liabilities) otherwise than in the ordinary course of carrying on their businesses;

4.3
their businesses have not been adversely affected by the loss of any important customer or source of supply or by any abnormal factor not affecting similar businesses to a like extent or by any other cause and the Target Companies after making due and careful enquiries are not aware of any facts which are likely to give rise to any such effects;

4.4	no dividend or other distribution has been declared, made or paid to their members except as provided for in their Accounts;

4.5	there has been no material adverse change in their turnover and trading position;

4.6	no change has been made in the emoluments or other terms of employment of their directors or any of their employees;

4.7	they have not borrowed any money or issued any guarantee or created any charge or Encumbrance over any asset other than as disclosed in their Accounts;

4.8	no share or loan capital has been allotted or issued or agreed to be issued;

4.9	they have not entered into any unusual, long term or onerous commitments or contracts;

4.10	the Vendor after making due and careful enquiries have not learnt of any circumstance making bad or doubtful any of the book debts of the Target Companies;

4.11	there has been no material adverse change in their financial position or prospects;

4.12	they have not knowingly waived or released any proprietary rights of a material or substantial value howsoever arising;

4.13	they have not acquired or disposed of or granted any right or option or created any other encumbrance; and

4.14
no resolutions have been passed and nothing has been done in the conduct or management of the affairs of the Target Companies which would be likely to materially reduce the net asset value of the Target Companies.

5.	Litigation

5.1	Since the Accounts Date, no claim in damages has been made against the Target Companies.

5.2
Save as disclosed in the Disclosure Letter, the Target Companies are not at present engaged, whether as plaintiff or defendant or otherwise, in any legal action, proceeding or arbitration (other than as plaintiff in the collection of debts arising in the ordinary course of its business) or being prosecuted for any criminal offence.

5.3	There is not in force any court injunction, order or directive restraining or restricting the Target Companies from carrying on their business or any part thereof.

5.4
The Target Companies are not subject to any outstanding judgment, order or decree of any court, tribunal or regulatory or government body or any undertaking to any court, judicial authority or regulatory or government body or any outstanding arbitration award; there are no civil, criminal, administrative or disciplinary or arbitration proceedings in progress, pending or threatened against the Target Companies and there are no facts likely to give rise to any such proceedings.

5.5
The Target Companies and any person, for whose acts or defaults the Target Companies may be liable, has not committed any criminal, illegal or other unlawful act or any breach of contract or statutory duty or any tortious or other act or default which could lead to a claim or proceedings against the Target Companies or give rise to or increase a liability or obligation of the Target Companies or which could entitle any other person to terminate any contract to which the Target Companies are parties.

5.6
There are no investigations, inquiries or disciplinary proceedings by or before any regulatory or government body concerning the Target Companies, none are pending or threatened and there are no facts likely to give rise to any such investigation, inquiry or proceedings.

5.7
So far as the Vendor is aware, the Target Companies and their officers, agents or employees has not, for the purposes of securing any contract for the Target Companies, given or offered any bribe or any corrupt, unlawful or immoral payment, contribution, gift, entertainment or other inducement.

5.8
The Target Companies have not been convicted of any offence. No employee, agent or former officer, agent or employee of the Target Companies has been convicted of any offence in relation to the Target Companies.

6.	Taxation

Save as disclosed in the Disclosure Letter:

6.1	There is no liability on the Target Companies to Taxation in respect of which a claim for Taxation could be made and there are no circumstances likely to give rise to such a liability.

6.2
All income tax, goods and services and value-added tax, salaries tax and property tax, stamp duties, withholding tax and other taxes charges and levies assessed or imposed by any government or governmental or statutory body which have been assessed upon the Target Companies and which are due and payable on or before Completion have been paid and were paid on or before the relevant due date for payment.

6.3
In relation to stamp duty assessable or payable in Singapore, PRC or elsewhere in the world, as at the date of this Agreement and as at Completion Date, all documents in the enforcement of which the Target Companies may be interested have been duly stamped and no document belonging to the Target Companies now or at completion which is subject to ad valorem stamp duty is or will be unstamped or insufficiently stamped; nor has any relief from such duty been improperly obtained, nor has any event occurred as a result of which any such duty from which the Target Companies have obtained relief, has become payable; and all stamp duty payable upon any transfer of shares in the Target Companies before Completion has been duly paid.

6.4	In relation to goods and services tax and/or value-added or other similar tax, each of the Target Companies:

6.4.1	has been duly registered and is a taxable person;

6.4.2	has complied, in all respects, with all statutory requirements, orders, provisions, directions or conditions;

6.4.3	maintains complete, accurate and up-to-date records as is required by the applicable legislation; and

6.4.4	has not been required by the relevant authorities of customs and excise to give security.

6.5	Save as disclosed in the Disclosure Letter, the Target Companies have not paid or, since the Accounts Date, become liable to pay any penalty or interest under any Taxation statute.

6.6
Save as disclosed in the Disclosure Letter, the Target Companies have not been the subject of an investigation, discovery or access order by or involving any Taxation authority and there are no circumstances existing which make it likely that an investigation, discovery or order will be made.

6.7
For Taxation purposes, the Target Companies have at all times been tax-resident in its corporate seat or country of incorporation (as the case may be) and has not at any time been resident outside its corporate seat or country of incorporation (as the case may be).

6.8
The Target Companies, other than the Company, are not and have not at any time been subject to Taxation in any jurisdiction outside the PRC and do not carry on and have not at any time carried on any trade, business or other activity outside the PRC.

6.9	The Target Companies are not and have not at any time enjoyed any tax incentives or tax holidays.

7.	Contributions

7.1	All deductions and payments required to be made by the Target Companies in respect of contributions (including employer's contributions) to any relevant competent authority have been so made.

7.2	Proper records have been maintained in respect of all such deductions and payments and all regulations applicable thereto have been complied with.

8.	Tax returns

The Target Companies have duly made all returns and given or delivered all notices, accounts and information which on or before the date of this Agreement and on Completion Date ought to have been made, given or delivered for the purposes of Taxation and all such returns, notices, accounts and information (and all other information supplied to the Inland Revenue or the Customs and Excise or other fiscal authority concerned for any such purpose) have been complete and correct and made on a proper basis and none of such returns, notices, accounts or information is disputed in any respect by the fiscal authority concerned and there is no fact known to the Vendor after making due and careful enquiries which might be the occasion of any such dispute or of any claim for taxation in respect of any financial period down to and including the Accounts Date not provided for in the Accounts of the Target Companies.

9.	Employees

9.1
There are not in existence any contracts of service with directors or employees of the Target Companies, nor any consultancy agreements with the Target Companies, which cannot be terminated by 3 months’ notice or less or (where not reduced to writing) by reasonable notice (not exceeding a 3 month period) without giving rise to any claim for damages or compensation.

9.2
There are no amounts owing to any present or former directors or to employees of the Target Companies save for accrued benefits and remuneration due to present directors and employees of the Target Companies, full details of which have been set out in the relevant Accounts.

9.3
Save to the extent (if any) to which provision or allowance has been made in the relevant Accounts, the Target Companies have not made or agreed to make any payment to or provided or agreed to provide any benefit for any present or former director or employee which is not allowable as a deduction for the purposes of Taxation.

9.4	Save to the extent (if any) to which provision or allowance has been made in the relevant Accounts:

9.4.1
no liability has been incurred by the Target Companies for breach of any contract of service or for services, for redundancy payments or for compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee; and

9.4.2
no gratuitous payment has been made or promised by the Target Companies in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee.

9.5	The Target Companies have in relation to each of its employees (and so far as relevant to each of its former employees) complied in all respects with:

9.5.1
all obligations imposed on it by all statutes, regulations and codes of conduct and practice relevant to the relations between it and its employees or any trade union and the Target Companies have maintained current, adequate and suitable records regarding the service of each of its employees;

	9.5.2	all collective agreements and customs and practices for the time being dealing with such relations or the conditions of service of its employees; and

	9.5.3	all relevant orders and awards made under any relevant statute, regulation or code of conduct and practice affecting the conditions of service of its employees.

9.6
The Target Companies are not involved in and has not received notice of any industrial or trade dispute or any dispute or negotiation with any trade union or association of trade unions or organisation or body of employees.

9.7
The Target Companies do not have in existence and are not proposing to introduce any incentive scheme, share incentive scheme, share option scheme, profit sharing scheme or other bonus commission or incentive scheme for all or any of its directors or employees.

9.8	Save as set out in the Disclosure Letter:

	9.8.1	the Target Companies have no other employees;

	9.8.2	there are no other terms and conditions of employment for any employee of the Target Companies;

9.8.3
no employee of the Target Companies receives or is entitled (contingently or otherwise) to receive any bonus, commission, variable remuneration, insurance benefit in kind, motor vehicle for private use or other reward other than wages or salary at a fixed rate; and

9.8.4
all employees who require a valid employment pass or other required permit entitling such employee to work in the country in which he or she exercises employment are in possession of such valid pass or permit; and true and complete particulars of each such employee's current remuneration, age, sex, date of commencement of continuous employment and pension scheme membership appear in the Disclosure Letter.

9.9	The Target Companies have not offered or agreed to increase the remuneration of or to alter any of the terms and conditions of employment of any of its employees.

9.10
There are no amounts owing to any present or former employee of the Target Companies other than remuneration accrued for the current wage or salary period or for reimbursement of normal business expenses and no present or former employee of the Target Companies has any claim against the Target Companies or right to be indemnified by the Target Companies arising out of an act or omission in the course of his office or employment on or before the date of this Agreement and on Completion Date.

9.11
The employees of the Target Companies do not have at the date of this Agreement and on Completion Date any accrued rights to holiday pay or to pay in lieu of holidays which have not been provided for in full in the Management Accounts.

9.12
The Target Companies do not have any agreement or other arrangement (whether or not legally binding) with any trade union or other body representing employees of any Target Company or any of them and the Target Companies do not recognise any trade union or other body representing employees of any Target Company or any of them.

9.13	There has been no strike, work to rule or industrial action (official or unofficial) by any employee of the Target Companies within the last 5 years.

9.14	There are no claims pending or threatened or, to the best of the knowledge of the Vendor, having made due and careful enquiries, capable of arising, against the Target Companies:

	9.14.1	by an employee or workman or third party, in respect of an accident or injury which is not fully covered by insurance; or

	9.14.2	by an employee or director in relation to his terms and conditions of employment or appointment.

10.	Pensions, Grants and Employment Schemes

10.1
There are not in existence nor has any proposal been announced to establish any retirement, death or disability benefit schemes for directors or employees nor are there any obligations to or in respect of present or former directors or employees with regard to retirement, death or disability pursuant to which the Target Companies are or may become liable to make payments and no pension or retirement or sickness gratuity is currently being paid or has been promised by the Target Companies to or in respect of any former director or former employee.

10.2
No grants, subsidies and allowances have been applied for or received by the Target Companies from any government body and there are no grounds upon which any such grant, subsidy or allowance or any part thereof could be liable to be repaid or recovered whether by reason of completion of this Agreement or otherwise.

10.3
The Target Companies are not party to any scheme or programme relating to the temporary or permanent engagement or training of employees under which it receives any subsidy or other financial assistance from any government body.

11.	Debts to, contracts with, connected persons

11.1	Save as stated in the Disclosure Letter, there are:

11.1.1
no loans made by the Target Companies or debts (whether or not due for payment and including contingent liabilities) or unfulfilled obligations (present or future, actual or contingent) owing to any corporations controlled by the Vendor or his affiliates or to any director or employee of the Target Companies;

	11.1.2	no debts owing by the Target Companies other than debts which have arisen in the ordinary course of business;

	11.1.3	no securities given by or to the Target Companies (including but not limited to guarantees and indemnities) for any such loans or debts as aforesaid; and

	11.1.4	no claims or circumstances which may give rise to a claim against the Target Companies by the Vendor or any director or employee of the Target Companies.

11.2
There are no existing contracts, arrangements, understandings or engagements to which the Target Companies are parties and in which the Target Companies, any director or employee of the Target Companies is directly or indirectly interested.

11.3	There is no contract, arrangement or understanding to which the Target Companies are parties or by which they are bound which is not on entirely arm's length terms.

11.4
The financial position of the Target Companies and their results as appearing from the Accounts were not and have not since been affected by any transaction, contract or arrangement not on entirely arm's length terms.

12.	Capital commitments, unusual contracts, Guarantees

The Target Companies:

12.1	have no capital commitment in excess of S$100,000;

12.2	are not parties to any contract entered into otherwise than in the ordinary and usual course of business or any contract of an onerous or long-term nature (exceeding a 12 month period);

12.3	have not delegated any powers under a power of attorney which remains in effect;

12.4	have not by reason of any default by it in any of their obligations become bound or liable to be called upon to repay prematurely any loan capital or borrowed moneys;

12.5	are not a party to any agreement which is or may become terminable as a result of the entry into or completion of this Agreement;

12.6	have not entered into or are bound by any guarantee or indemnity under which any liability or contingent liability is outstanding;

12.7
are not and have not agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association; are not and have not agreed to become, a party to any agreement or arrangement for participating with others in any business sharing commissions or other income;

12.8
are not parties to any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement or any agreement or arrangement of any nature whatsoever which restricts their freedom to carry on their business in any part of the world in any manner; and

12.9
have not and will not at any time prior to Completion sell or otherwise dispose of any shares or assets in circumstances such that they are, or may be, still subject to any liability (whether contingent or otherwise) under any representation, warranty or indemnity given or agreed to be given on or in connection with such sale or disposal.

13.	Book debts

Save as disclosed in the Accounts, none of the book debts which are included in the Accounts or which have subsequently arisen have been outstanding for more than 3 months from their due dates for payment and each such debt has realised or will realise in the normal course of collection its full value as included in the Accounts or in the books of the Target Companies after taking into account any provision for such debt made in the Accounts.

14.	Insurance

14.1	All insurable risks of the Target Companies have been duly and properly insured with such coverage as the Target Companies deemed adequate.

14.2	The particulars of the insurances of the Target Companies set out in the Disclosure Letter are true, complete and accurate.

14.3	In respect of all such insurances:

	14.3.1	all premiums have been duly paid to date;

	14.3.2	all the policies are in force and are not voidable on account of any act, omission or non-disclosure on the part of the insured party; and

	14.3.3	none of the insurance policies is subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the usual rate.

14.4
The Target Companies have not made any claim on its insurers, nor have any circumstances arisen which may give rise to any claim, which (in either case) could have the effect of causing future premiums to be higher than would otherwise be the case.

15.	Title to and condition of assets and net asset value

15.1	All assets (including all intangible assets) owned held or used by the Target Companies:

	15.1.1	are legally and beneficially owned by the Target Companies free from any Encumbrance;

	15.1.2	are in the possession or under the exclusive control of the Target Companies; and

	15.1.3	are situated in its respective country of incorporation.

15.2
There is no Encumbrance on, over or affecting the whole or any part of the undertaking or assets of the Target Companies and there is no agreement or commitment to give or create any Encumbrance and no claim has been made by any person to be entitled to any Encumbrance.

15.3
The Target Companies have not received any sum, property or benefit the payment or transfer of which is liable to be avoided, or which is liable to be recovered from it, under any rule or law and does not hold any sum, property or right as trustee or constructive trustee.

15.4
The assets owned by the Target Companies comprise all the assets necessary to enable such company to carry on its business fully and effectively in the ordinary course, as carried on up to the present time and no such assets are used wholly or partly for any purpose other than the business of such company.

15.5
All assets owned or used by the Target Companies which are subject to a requirement of licensing or registration of ownership possession or use are duly licenced or registered in the sole name of that company and that such licences are not in the process of being or have not been revoked by the relevant authorities.

15.6
All vehicles owned or used by the Target Companies (including without limitation company vehicles used by any of its employees) are registered in the sole name of that company and are duly licenced and insured for all purposes for which they are used, all registration documents relating thereto are in the possession of that company, and all necessary goods vehicle operators’ licences are held by that company, and that all such licences as mentioned aforesaid are not in the process of being or have not been revoked by the relevant authorities.

15.7
The assets registers of the Target Companies comprise a complete and accurate record of all plant, machinery, equipment and vehicles owned, held or used by that company and are capable of being reconciled in respect of each item with the book values of such assets in the accounting records of that company.

15.8
All plant, machinery, equipment and vehicles owned or used by the Target Companies are in good and safe repair and condition having regard to their age, have been regularly and properly maintained and are in working order and none are in a dangerous or (in the case of vehicles) unroadworthy condition or in need of renewal or replacement.

15.9
Maintenance contracts are in full force and effect in respect of all assets of the Target Companies which it is normal or prudent to have maintained by independent or specialist contractors and in respect of all assets which the Target Companies is obliged to maintain or repair under any hire purchase, leasing, rental, insurance or other agreement.

16.	Compliance with leases and other agreements

16.1
The terms of all leases, tenancies, licences, concessions, agencies, franchises and agreements of whatsoever nature (including without limitation the agreements set out in the Disclosure Letter) to which the Target Companies are parties have been duly complied with.

16.2
No such lease, tenancy, licence, concession, agency, franchise or agreement will become subject to avoidance, revocation or be otherwise affected upon or in consequence of the making or implementation of this Agreement.

16.3	True and complete copies of all such leases, tenancies, licences, concessions, agencies, franchises and agreements have been delivered by the Vendor to the Purchaser.

17.	Statutory and other requirements, consents and licences

17.1
The Target Companies have carried on its business in accordance with the laws of  the PRC or elsewhere and so far as the Vendor is aware in any relevant country.  There is no investigation or enquiry by, or order, decree or judgment of, any court or any governmental agency or regulatory body outstanding or anticipated against that Target Company or which may have a material adverse effect upon its assets or business.

17.2
All statutory and other requirements applicable to the carrying on of the business of the Target Companies as now carried on, and all conditions applicable to any licences and consents involved in the carrying on of such business, have been complied with and the Vendor is not aware of any breach thereof or of any intended or contemplated refusal or revocation of any such licence or consent.

18.	Books and records

18.1
The statutory records, registers and books and the books of account of the Target Companies are duly entered up and maintained in accordance with all legal requirements applicable thereto and contain true, full and accurate records of all matters required to be dealt with therein and all such books and all records and documents (including documents of title) which are its property, in its possession or under its control and all accounts, documents and returns required to be delivered or made to the competent authorities in Singapore, the PRC or elsewhere in this world  (as the case may be) or other similar officer elsewhere in the world have been duly and correctly delivered or made.

18.2
The Target Companies have not received any notice of any application or intended application under the relevant legislation for the rectification of the Target Companies’ statutory records, registers and/or books.

18.3	All charges in favour of the Target Companies have (if appropriate) been registered in accordance with the provisions of the Companies Act (or equivalent legislation in the relevant jurisdiction).

19.	Options on share capital

19.1	No unissued shares of the Target Companies are under option or agreed conditionally or unconditionally to be placed under option or created or issued.

19.2
There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting the shares in the Target Companies and there is no agreement or commitment to give or create any of the foregoing.

20.	Properties

20.1
The Target Companies have paid the rent and observed and performed the covenants on the part of the tenant and the conditions contained in any leases (which expression in this paragraph 20 includes underleases) under which the Properties are held and the last demand (or receipts for rent if issued) were unqualified.

20.2
All licences, consents and approvals required from the landlords and any superior landlords under any leases of the Properties have been obtained, and the covenants on the part of the tenant contained in the licences, consents and approvals have been duly performed and observed.

20.3	There are no rent reviews under the leases of the Properties held by the Target Companies in progress.

20.4	No obligation necessary to comply with any notice or other requirement given by the landlord under any leases of the Properties is outstanding and unobserved and unperformed.

20.5	There is no obligation to reinstate the Properties by removing or dismantling any alteration made to it by the Target Companies or any predecessor in title to the Target Companies.

21.	Corporate Matters

21.1
The Target Companies have been duly incorporated and is validly existing and is not in receivership or liquidation, it has taken no steps to enter into liquidation and the Vendor is not aware of any petition being presented for winding up of the Target Companies and the Vendor is not aware of any grounds on which a petition or application could be based for the winding up or appointment of a receiver of the Target Companies.

21.2
The Vendor is the legal and beneficial owners of the Sale Shares free and clear of any Encumbrance and there is no outstanding call on any of the Sale Shares and all of the Sales Shares are fully paid.

21.3	The Target Companies do not have and has never had any place of business or branch or permanent establishment outside its respective jurisdiction of incorporation.

21.4
The Target Companies have not reduced, repaid or purchased any of its share capital, and there are no options or other agreements outstanding which call for the issue of or accord to any person the right to call for the issue of any shares in the capital of the Target Companies or the right to require the creation of any Encumbrance over any shares in its share capital.

21.5
The Target Companies have complied with their constitutive documents in all respects and none of the activities, agreements, commitments or rights of the Target Companies is ultra vires or unauthorised.

21.6
All governmental approvals, licences and authorisations which were necessary or desirable in connection with the incorporation of the Target Companies, the allotment or transfer of shares in the Target Companies to the present and former holders thereof and the activation of the Target Companies (including the appointment of directors) were duly obtained and such approvals, licences and authorisations (and of all amendments and supplements thereto) have been disclosed to the Purchaser.

22.	Fees, Commissions and Brokerage

22.1	No person is entitled to recover from the Target Companies any finders fees, brokerage or other commission in connection with the sale and purchase of the Sale Shares and Assets under this Agreement.

22.2
No claim or demand for payment of commission, legal or accountancy fees or other payments has been or will be made against the Target Companies by any person directly or indirectly in connection with the negotiations leading to this Agreement.

23.	Computers and Computer Systems

23.1	All the computers and computer systems owned by the Target Companies or used by or on behalf of the Target Companies (including software, peripherals, communications links and storage media):

	23.1.1	are in full operating order and are fulfilling the purposes for which they were acquired or are established in an efficient manner without material downtime or errors;

	23.1.2	have adequate capacity for the Target Companies’ present needs;

	23.1.3	have adequate security, back-ups, duplication, hardware and software support and maintenance (including emergency cover) and trained personnel to ensure:

	(a)	that breaches of security, errors and breakdowns are kept to minimum; and

	(b)	that no material disruption will be caused to the business of the Target Companies or any material part thereof in the event of a breach of security, error or breakdown;

	23.1.4	are properly documented by written technical descriptions and manuals so as to enable them to be used and operated by any reasonably qualified personnel; and

23.1.5
are under the sole control of that Target Company, owned or leased by the Company, are not shared with or used by or on behalf of or accessible by any other person and (save for software licensed to that Target Company) are owned by that Target Company.

23.2	All software used on or stored or resident in the said computers or computer systems:

23.2.1
performs efficiently in accordance with its specification and does not contain any defect or feature which may adversely affect its performance or the performance of any other software in the future or in any future circumstances;

	23.2.2	is lawfully held and used and does not infringe the copyright or other Intellectual Property of any person and all copies held have been lawfully made; and

	23.2.3	as to the copyright therein:

(a)
in the case of software written or commissioned by the Target Companies, is owned exclusively by that Target Company, no other person has rights therein or rights to use or copies of the software or source codes, and complete written listings and written copies of the source codes for the software are held by that Target Company;

(b)
in the case of standard package software purchased outright, is licensed to the Target Companies on an express or implied licence which does not require that Target Company to make any further payments, is not terminable without the consent of that Target Company and which imposes no material restrictions on the use or transfer of the software; and

(c)
in the case of all other software, is licensed to the Target Companies on the terms of a written licence (a true and complete copy of which is annexed to the Disclosure Letter) which requires payment by the Target Companies of a fixed annual licence fee at a rate not exceeding that paid in the financial year ended on the Accounts Date but (save for reasonable fees for software support) requires that the Target Companies to make no further or other payment, is not terminable (save for failure to pay the licence fee) without the consent of the Target Companies and imposes no material restrictions on the use or transfer of the software.

23.3	No software owned by or licensed to the Target Companies is used by or licensed or sub-licensed by that company to any other person.

23.4	All records and data stored by electronic means are capable of ready access through the present computer systems of the Target Companies.

23.5
No person is in a position, by virtue of his rights in, knowledge of or access to any of the computer systems used by the Target Companies or any part of them (including software) or to demand any payment in excess of any current licence fee or in excess of reasonable remuneration for services rendered, or to impose any onerous condition, in order to preserve the proper and efficient functioning of the computer systems in the future.

23.6
The appropriate employees are adequately trained to enable them to use and operate the computer systems owned or used by the Target Companies (including software, peripherals and storage media) to the full extent of the capabilities of those systems without material assistance from any other person.

24.	Environmental Matters

24.1
The Target Companies have at all times complied with the applicable environmental legislation and so far as the Vendor is aware there is nothing in, on, over or under the Properties the presence, existence or condition of which constitutes a breach of the environmental legislation nor is there or has there been any manufacturing, storage, generation, servicing, treatment, disposal or other process carried on at the Properties in such a way as to amount to a breach of the same.

24.2
No complaints have been received from any third party (including any employee of any Target Company or government body) with regard to the Properties and the Vendor is not aware of any circumstances which may lead to any such complaint.

24.3
So far as the Vendor is aware, no toxic industrial waste or toxic substance (as defined in any of the environmental legislation) has been split, released, discharged or disposed in the soil or water in, under upon the Properties.

25.	Banking and Finance

25.1
The Target Companies do not have any bank account (whether in credit or overdrawn) other than its current account at the banks disclosed or referred to in the Disclosure Letter and details of that account, including the overdraft limit thereon, and a copy of the relevant bank mandate are set out in the Disclosure Letter and there have been no payments out of or drawings against the said account except for payment in the ordinary and proper course of business, and the balance on that account is not now substantially different from the balance stated in the Disclosure Letter.

25.2
The Target Companies do not have any liabilities in the nature of borrowings or in respect of debentures or negotiable instruments other than cheques drawn in the ordinary course of business on the bank account referred to in paragraph 25.1 above and is not a party to any loan agreement, facility letter or other agreement for the provision of credit or financing facilities to that Target Company or any agreement for the sale, factoring or discounting of debts.

25.3
No circumstances have arisen which could now (or which could with the giving of notice or lapse of time or both) entitle a provider of finance to the Target Companies (other than on a normal overdraft facility) to call in the whole or any part of the monies advanced or to enforce his security, and no provider of finance to the Target Companies on overdraft facility has demanded repayment or indicated that the existing facility will be withdrawn or reduced or not renewed or that any terms thereof will be altered to the disadvantage of the Target Companies.

25.4	The Target Companies’ borrowings may be repaid by it at any time at no more than one (1) months’ notice and without any premium or penalty (howsoever called) on repayment.

25.5
Save for the leasing and hire purchase agreements disclosed in the relevant Accounts and the Disclosure Letter, the Target Companies have not engaged in any borrowing or financing transaction or arrangement which does not appear as borrowings in the Accounts.

25.6
Save as disclosed in the Disclosure Letter and approved by the Purchaser in writing, neither the Target Companies nor any other person has given or undertaken to give any security or guarantee for any liability of the Target Companies.

25.7	The Target Companies have not given or undertaken to give any security or guarantee for any liability of any person.

26.	Contracts

26.1
None of the contracts or purported contracts of the Target Companies is void, voidable or unenforceable by any of them. The Target Companies are not in breach of any of its contractual obligations and no other party to any contract to which the Target Companies is a party is in breach of that contract or is unlikely to be able or willing to fulfil its contractual obligations.

26.2
No event or omission has occurred or been permitted to arise which would entitle any third party to terminate prematurely any contract to which the Target Companies are parties or call in any money or enforce any obligation before the date on which payment or performance would normally be due.

26.3
The Target Companies have complete and accurate records of the terms of all contracts to which it is a party or by which it is bound and true, correct and complete copies of all such contracts have been delivered to the Purchaser.

26.4	The material contracts entered into by the Target Companies are listed in the Disclosure Letter.

27.	Customers and Suppliers

27.1	The loss of any single supplier to or customer of the Target Companies would not have a material effect on its business.

27.2
To the best of the knowledge of the Vendor, they are not aware that after Completion (whether by reason of an existing agreement or arrangement or otherwise) or as a result of the proposed acquisition of the Sale Shares by the Purchaser:

27.2.1	any supplier of the Target Companies will cease supplying the Target Companies or may substantially reduce its supplies to the Target Companies;

27.2.2	any material customer of the Target Companies will cease to deal with the Target Companies or may substantially reduce its existing level of business with the Target Companies; or

27.2.3	any officer or senior employee of the Target Companies will leave.

28.	Product Liabilities

28.1
Save for any condition or warranty implied by law or given in the ordinary course of business, the Target Companies have not given any guarantee, condition or warranty or made any representation in respect of goods or services supplied or contracted to be supplied by it or accepted any obligation which could give rise to any liability after any such goods or services have been supplied by it.

28.2
The Target Companies have not agreed to take back any defective goods or to effect repairs to any goods free of charge or otherwise or to issue a credit note or to write off or reduce indebtedness in excess of S$20,000 in respect of any goods or services supplied by it.

28.3
The Target Companies do not have any reason to believe that any line of goods currently in stock any material proportion thereof is not or will not prove to be of merchantable quality and fit for its purpose.

28.4
The Target Companies has not received notice of any claim which remains outstanding alleging any defect in or lack of fitness for purpose of any goods supplied by it, nor are there any circumstances which could give rise to any such claim.

28.5
The Target Companies have not supplied any goods, and do not have any goods in stock, which are or were dangerous or injurious to health or likely to cause loss or damage (if used in accordance with instructions, issued specifications and safety manuals) or which it would be illegal to supply or use or have any defect in it.

28.6
The Target Companies have not received notice of any claim which remains outstanding alleging the failure to perform either properly or at all any services performed or to be performed by the Target Companies nor are there any circumstances which could give rise to any such claim.

29.	Licences and Approvals

29.1
The Target Companies have all the licences, approvals and permits (including without limitation licences to operate telecommunications systems and networks) from the competent authorities that are necessary or desirable for the carrying on of its business; and that all such licences, approvals and permits are still proper and valid and are not in the process of being or have not been revoked.

29.2
The Target Companies are not in breach of the terms and conditions, rules and guidelines relating to the grant, continued use or renewal of such licences, approvals and permits, and the Vendor is not aware of any reason why any of them should be suspended, cancelled, refused, revoked or not renewed.

30.	Insolvency

30.1
No order has been made or petition or other application presented or resolution passed for the winding-up, judicial management or administration of the Target Companies, nor are there any grounds on which any person would be entitled to have the Target Companies wound up or placed under judicial management or in administration, nor has any person threatened to present such a petition or convened or threatened to convene a meeting of the Target Companies to consider a resolution to wind up the Target Companies or any other resolutions, nor has any such step been taken in relation to the Target Companies under the law relating to insolvency or the relief of debtors in any part of the world.

30.2
No distress, execution or other process has been levied on any asset owned or used by the Target Companies, nor has any person threatened any such distress, execution or other process, whether in Singapore or in any of the world.

30.3
No person has appointed or threatened to appoint or become entitled to appoint a receiver or receiver and manager or other similar officer of the Target Companies’ business or assets or any part of them.

30.4
The Target Companies have not ceased trading or stopped payment to its creditors and there are no grounds on which such company could be found to be unable to pay its debts for the purposes of section 254 of the Companies Act (or the equivalent in the relevant jurisdiction).

31.	Intellectual Property

31.1
Save as specified in the Disclosure Letter, the Target Companies are not parties to any user, licence, know-how, information or assistance or development agreement which relates to their business, or are under any liability to pay royalties in respect of any such matter.

31.2
Save as contemplated in this Agreement, all Singapore, PRC or foreign patents, registered designs, know-how or trade secrets, copyrights, trade marks, or similar intellectual property rights, (whether registered or not), and all pending applications therefor, which are or are likely to be material to the business of the Target Companies are (or where appropriate in the case of pending applications will be):

	(i)	legally and beneficially vested in the Target Companies;

	(ii)	valid and enforceable;

	(iii)	not being infringed or attacked or opposed by any person; and

	(iv)	not subject to any licence or authority in favour of another.

31.3
To the best of the knowledge, information and belief of the Vendor, the processes employed and the products and services provided by the Target Companies do not use, embody or infringe any Singapore, PRC or foreign patents, registered designs, know-how or trade secrets, copyrights, trade marks or similar intellectual property rights (whether registered or not) and no claims have been made and no applications are pending of which it is aware which if pursued or granted might be material thereto.

APPENDIX I

FORM OF DISCLOSURE LETTER

Date:

ENZER CORPORATION LIMITED
 Block 4012 Ang Mo Kio Ave 10,
#06-08, TECHPlace I,
Singapore 569628

Attn : [●]

Dear Sirs,

SALE AND PURCHASE AGREEMENT DATED [●] 2007 ENTERED INTO BETWEEN TAN KEE CHEN AS VENDOR AND ENZER CORPORATION LIMITED AS PURCHASER (THE “AGREEMENT”)

DISCLOSURE LETTER

A.	This letter ("Letter") is the disclosure letter referred to in Clauses 4.1 and 5.1 of the Agreement.

B.
The information and material contained or referred to in this Letter or any of the documents attached to this Letter (such documents being the “Disclosure Bundle") are the disclosures (the “Disclosures” and each one the “Disclosure”) made by us in respect of the Warranties.  Where any conflict arises between the contents of any document in the Disclosure Bundle and the information contained in this Letter, the information contained in this Letter shall prevail.

Interpretation

C.	By way of interpretation of this Letter:

	1.	unless otherwise specified, words and expressions defined in the Agreement shall have the same meanings in this Letter; and

	2.	references in this Letter to Document numbers are references to the Documents listed in Disclosure Bundle.

Disclosures in relation to Clause [●] of the Agreement

D.	[●]

Disclosures in relation to Clause [●] of the Agreement

E.	[●]

Disclosures in relation to Schedule 1 of the Agreement

F.
Without limiting the preceding paragraphs of this Letter, the specific Disclosures made in relation to the specific Warranties in Schedule 1 of the Agreement are set out herein. For convenience, the paragraph numbers below correspond to those in Schedule 1 of the Agreement.

	1.	Paragraph [●]

[●]

	2.	Paragraph [●]

[●]

Disclosures (Miscellaneous)

G.	[●]

Please acknowledge receipt of this Letter by signing and returning the duplicate copy of it.

Yours faithfully,

____________________________________
Tan Kee Chen

enc

ACKNOWLEDGEMENT

Receipt of this Letter, and its attachments, is acknowledged by us and the contents of this Letter are accepted on the terms set out in it.

Dated:	2007

Yours faithfully,

__________________________________
Name :
Designation :
For and on behalf of
Enzer Corporation Limited

IN WITNESS WHEREOF the parties hereto have set their hands the day and year first abovewritten.

THE VENDOR

Signed by	/s/ Tan Kee Chen
Tan Kee Chen	)
Passport No: XXXXXXXXX	)
NRIC No. XXXXXXXXX	)

in the presence of	)
Name:	)
Passport No:	)

THE PURCHASER

Signed by	/s/ Low Shing Jin
Name: Low Shing Jin	)
NRIC / Passport No:	)
for and on behalf of	)
Enzer Corporation Limited	)

in the presence of	)
Name:	)
NRIC / Passport No:	)

APPENDIX II

CONTRACTUAL ARRANGEMENTS BETWEEN MOLONG AND MOPIE